PROSPECTUS SUPPLEMENT
(To Prospectus dated March 5, 2002)


[LOGO] DANAHER CORPORATION

                               6,000,000 Shares
                                 Common Stock
   We are selling 6,000,000 shares of our common stock. Our common stock is traded on the New York Stock Exchange under the symbol "DHR". On March 6, 2002, the last sale price of our common stock as reported on the New York Stock Exchange was $70.42 per share.

   Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                 -------------

                                                Per Share    Total
                                                --------- ------------
          Public Offering Price                  $70.000  $420,000,000
          Underwriting Discount                  $ 2.275  $ 13,650,000
          Proceeds, before expenses, to Danaher  $67.725  $406,350,000

   The underwriters may also purchase up to an additional 900,000 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

   Lehman Brothers and Salomon Smith Barney, on behalf of the underwriters, expect to deliver the shares to purchasers on or about March 12, 2002.

                                 -------------

                          Joint Book-Running Managers

          Lehman Brothers                            Salomon Smith Barney

                                 -------------

Banc of America Securities LLC

                               Bear, Stearns & Co. Inc.

                                                                       JPMorgan

           The date of this prospectus supplement is March 6, 2002.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                           Page
                                                           ----
                 ABOUT THIS PROSPECTUS SUPPLEMENT......... S-1
                 FORWARD LOOKING INFORMATION.............. S-1
                 SUMMARY.................................. S-2
                 USE OF PROCEEDS.......................... S-5
                 PRICE RANGE OF COMMON STOCK AND DIVIDENDS S-5
                 CAPITALIZATION OF DANAHER................ S-6
                 UNDERWRITING............................. S-7
                 LEGAL MATTERS............................ S-8
                 EXPERTS.................................. S-9

                                  PROSPECTUS

                                                                      Page
                                                                      ----
     ABOUT THIS PROSPECTUS...........................................   1
     FORWARD LOOKING INFORMATION.....................................   1
     WHERE YOU CAN FIND MORE INFORMATION.............................   2
     DANAHER CORPORATION.............................................   3
     USE OF PROCEEDS.................................................   4
     RATIO OF EARNINGS TO FIXED CHARGES..............................   5
     DESCRIPTION OF DEBT SECURITIES..................................   5
     DESCRIPTION OF CAPITAL STOCK....................................  20
     DESCRIPTION OF WARRANTS.........................................  22
     DESCRIPTION OF DEPOSITARY SHARES................................  24
     DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS  25
     PLAN OF DISTRIBUTION............................................  26
     LEGAL MATTERS...................................................  28
     EXPERTS.........................................................  28

                       ABOUT THIS PROSPECTUS SUPPLEMENT

   This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the securities we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the securities we are offering. Generally, when we refer to this "prospectus," we are referring to both documents combined.

   You should read this prospectus supplement along with the accompanying prospectus. You should also read and consider the information in the documents to which we have referred you in "Where You Can Find More Information" on page 2 of the accompanying prospectus. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the prospectus to which it relates or to which we have referred you. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date after the date on the front cover of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

   If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in this prospectus supplement.

   When used in this prospectus supplement, the terms "Company," "Danaher," "we," "our" and "us" refer to Danaher Corporation and its consolidated subsidiaries, unless otherwise specified.

                          FORWARD LOOKING INFORMATION

   This prospectus supplement and the documents incorporated by reference in this prospectus supplement may include "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward looking statements. Those statements are characterized by terminology such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy" and similar expressions. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. These forward looking statements are subject to a number of risks and uncertainties, including but not limited to continuation of our longstanding relationship with major customers, our ability to integrate acquired businesses into our operations and realize planned synergies, the extent to which acquired businesses are able to meet our expectations and operate profitably, changes in regulations (particularly environmental regulations) which could affect demand for products in the Process/Environmental Controls segment and unanticipated developments that could occur with respect to contingencies such as environmental matters and litigation. In addition, we are subject to risks and uncertainties that affect the manufacturing sector generally including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices. Forward looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward looking statements. We disclaim any duty to update any forward looking statements, all of which are expressly qualified by the foregoing.

                                    SUMMARY

   This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

                              Danaher Corporation

   Danaher Corporation designs, manufactures and markets industrial and consumer products with strong brand names, proprietary technology and major market positions in two principal segments: Process/Environmental Controls and Tools and Components. For the year ended December 31, 2001, the
Process/Environmental Controls and Tools and Components segments comprised approximately 69% and 31% of net sales, respectively.

   Our Process/Environmental Controls segment consists of Hach Company, the Dr. Bruno Lange Group, McCrometer, Videojet, Fluke Corporation, Fluke Networks, Gilbarco, Veeder-Root Company, the Danaher Industrial Controls Group, the Danaher Motion Control Group (including the General Purpose Systems Division, the Motion Components Division and the Special Purpose Systems Division), the controls business units of Joslyn Corporation and Pacific Scientific, M&M Precision Systems, Danaher Power Solutions, QualiTROL Corporation, Gems Sensors, Kollmorgen Artus, and Kollmorgen Electro-Optical. These companies produce and sell compact, professional electronic test tools; product identification equipment and consumables; retail petroleum automation products; underground storage tank leak detection systems; motion, position, speed, temperature and level instruments and sensing devices; power switches and controls; communication line products; power protection products; liquid flow and quality measuring devices; quality assurance products and systems; safety devices; and electronic and mechanical counting and controlling devices. Our sales personnel and independent representatives distribute these products to original equipment manufacturers, distributors and other end-users.

   Our Tools and Components segment consists of the Danaher Hand Tool Group, including Special Markets, Professional Tool Division and Asian Tool Division, Matco Tools, Jacobs Chuck Manufacturing Company, Delta Consolidated Industries, Jacobs Vehicle Systems Company, Hennessy Industries and the hardware and electrical apparatus lines of Joslyn Manufacturing Company. This segment is one of the largest worldwide producers and distributors of general purpose mechanics' hand tools and automotive specialty tools. These companies also manufacture tool boxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, custom designed headed tools and components, hardware and components for the power generation and transmission industries, high quality precision socket screws, fasteners, and high quality miniature precision parts.

   We manage our two principal business segments with a management philosophy that we call the Danaher Business System. The Danaher Business System is based on the following principles:

   .   continuous improvement, a concept embodied in the Japanese word Kaizen;

   .   management process based on Policy Deployment;

   .   total associate involvement;

   .   performance measured by customer satisfaction; and

   .   enhanced profitability.

   The Danaher Business System approach uses customer satisfaction as a guideline for continuous improvements in quality, delivery, cost and growth within our businesses. We use the Policy Deployment management process to develop one-year operating plans that reflect our long-term strategic objectives and link major strategic objectives with specific support plans throughout the organization. The Danaher Business System's focus on associate involvement includes fostering a team working environment and encouraging personnel development and creativity. We measure our performance by customer satisfaction, gauged by improvements in quality, on-time delivery, cost position and service. Finally, the Danaher Business System focuses on enhancing our profitability to allow for long term growth. We began employing the Danaher Business System in 1988 and created an executive level function to train associates of existing and acquired businesses in 1992.

   Danaher Corporation was incorporated in the State of Delaware on October 3, 1986, and our principal executive offices are located at 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, DC 20006-1813. Our telephone number is
(202) 828-0850.

                              Recent Developments

   On February 25, 2002, we completed the divestiture of API Heat Transfer, Inc. to an affiliate of Madison Capital Partners for approximately $66 million (including $56 million in cash and a note receivable in the principal amount of $10 million), less certain liabilities of API Heat Transfer, Inc. paid by Danaher at closing. API Heat Transfer, Inc. was part of our acquisition of American Precision Industries, Inc. and was recorded as an asset held for sale as of the time of the acquisition.

   On February 5, 2002, we closed the acquisition of Marconi Data Systems, formerly known as Videojet, from Marconi plc for approximately $400 million in cash. Videojet, with approximately $300 million in revenues, is a worldwide leader in the market for product identification equipment and consumables. Videojet is being included in our Process/Environmental Controls segment.

   On February 4, 2002, we closed the acquisition of Viridor Instrumentation Limited from the Pennon Group plc for approximately $149 million in cash. Viridor, with $75 million in revenues, designs and manufactures analytical instruments for clean water, wastewater, ultrapure water and other fluids and materials. Viridor is being included in our Process/Environmental Controls segment.

   On February 1, 2002, we closed the acquisition of Marconi Commerce Systems, formerly known as Gilbarco, from Marconi plc for approximately $318 million in cash. Gilbarco, with approximately $500 million in revenues, is a global leader in retail automation and environmental products and services. Gilbarco is being included in our Process/Environmental Controls segment.

   In a press release dated January 24, 2002, we announced our financial results for the quarter and year ended December 31, 2001, which are set forth in a report on Form 8-K filed with the SEC on March 6, 2002 and incorporated into this prospectus supplement by reference. In addition, we have disclosed information regarding the operating results for our two segments for the year ended December 31, 2001, as follows. We had sales of $1.2 billion in our Tools and Components segment in the year, and sales of $2.6 billion in our Process/Environmental Controls segment. Our operating profit was $131.8 million (or 11.3%) in the Tools and Components segment and $388.6 million (or 14.8%) in the Process/Environmental Controls segment. Excluding the effect of a restructuring charge that we recorded in the fourth quarter of the year, our operating profit was $157.3 million (or 13.5%) in the Tools and Components segment and $432.9 million (or 16.5%) in the Process/Environmental Controls segment.

                                 The Offering

Common stock offered by us....................... 6,000,000 shares
Common stock to be outstanding after the offering 149,528,824 shares
Use of proceeds.................................. The net proceeds of this offering will be used to repay short-term borrowings incurred by Danaher
                                                  under certain uncommitted lines of credit and for
                                                  general corporate purposes, including potential
                                                  future acquisitions
New York Stock Exchange symbol................... DHR

   The common stock outstanding after the offering excludes 9,907,195 shares issuable upon exercise of outstanding options at a weighted average exercise price of $38.43 per share, 6,997,000 shares of common stock reserved for issuance under the Danaher Corporation 1998 Stock Option Plan, and 6,030,821 shares of common stock issuable upon conversion of our outstanding Liquid Yield Option Notes due 2021.
   A description of our common stock is in the accompanying prospectus under the caption "Description of Capital Stock."

                                USE OF PROCEEDS

   We estimate that the net proceeds from this offering will be approximately $405,850,000, after deducting the underwriting discount and certain offering expenses (approximately $466,800,000 if the over-allotment option is exercised in full). We intend to use the net proceeds (1) to repay up to $230,000,000 of borrowings incurred by Danaher under uncommitted lines of credit and (2) for general corporate purposes, including future acquisitions. These uncommitted lines of credit are due upon demand of the lender and bear interest at floating rates based on the opening Federal Funds Rate. The average interest rate for these borrowings at March 1, 2002 was approximately 2.1% per annum. The proceeds from these borrowings were used to finance three acquisitions consummated by Danaher in February 2002. Pending the application of the net proceeds from this offering, we expect to invest the net proceeds in short-term, interest-bearing securities.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

   Danaher's common stock is listed and traded on the New York Stock Exchange ("NYSE"). The following table sets forth the high and low sales prices per share of common stock on the NYSE, as reported by Bloomberg Financial Markets, and the dividends paid on such shares, for the quarterly periods presented below.

                                                   Danaher
                                                Common Stock  Dividend
                                                -------------   Per
                                                 High   Low    Share
                                                ------ ------ --------
          Fiscal 2000:
          First Quarter........................ $51.25 $36.44  $0.015
          Second Quarter.......................  58.94  46.81   0.015
          Third Quarter........................  56.75  45.19    0.02
          Fourth Quarter.......................  69.81  49.00    0.02
          Fiscal 2001:
          First Quarter........................ $68.69 $52.21  $ 0.02
          Second Quarter.......................  65.49  51.51    0.02
          Third Quarter........................  59.20  43.90    0.02
          Fourth Quarter.......................  64.10  45.57    0.02
          Fiscal 2002:
          First Quarter (through March 6, 2002) $72.45 $58.51  $ 0.02

   On March 6, 2002, the last sale price of our common stock as reported on the NYSE was $70.42 per share. As of March 4, 2002, there were approximately 2,991 holders of record of our common stock.

   The payment of dividends by Danaher in the future will be determined by Danaher's board of directors and will depend on business conditions, Danaher's financial earnings and other factors.

                           CAPITALIZATION OF DANAHER

   The following table sets forth the consolidated capitalization of Danaher at December 31, 2001:

    (1)on an actual basis;

    (2)on a pro forma basis to reflect the incurrence of indebtedness in connection with the acquisitions of Gilbarco, Videojet and Viridor in February 2002;

    (3)on a pro forma basis to reflect the items described in (2) above and as adjusted to reflect the issuance of 6,000,000 shares of common stock in this offering and the application of the net proceeds from their sale as described in "Use of Proceeds."

   Since December 31, 2001, there has been no material change in the consolidated capitalization of Danaher, except for the additional debt incurred as part of the acquisitions of Gilbarco, Videojet and Viridor in February 2002.

                                                                              As of December 31, 2001
                                                                             (in millions) (unaudited)
                                                                           -----------------------------
                                                                                      Pro     Pro Forma
                                                                            Actual   Forma   As Adjusted
                                                                           -------- -------- -----------
Short-term debt (1)....................................................... $   72.4 $  316.7  $   86.7
Long-term debt:
 Zero coupon Liquid Yield Option Notes due 2021...........................    529.1    529.1     529.1
 6.25% Notes due 2005.....................................................    266.9    266.9     266.9
 6.00% Notes due 2008.....................................................    250.0    250.0     250.0
 Other....................................................................     73.3    101.3     101.3
                                                                           -------- --------  --------
       Total long-term debt...............................................  1,119.3  1,147.3   1,147.3
                                                                           -------- --------  --------
Stockholders' equity:
   Preferred Stock, no par value, 15,000,000 shares authorized; no shares
     issued actual, pro forma and pro forma as adjusted...................       --       --        --
   Common Stock, par value $0.01 per share, 300,000,000 shares authorized; 157,327,294 shares issued actual and pro forma,
     163,327,294 shares issued pro forma as adjusted; 143,314,282 shares outstanding actual and pro forma, 149,314,282 shares
     outstanding pro forma as adjusted (2)................................      1.6      1.6       1.6
   Paid-in Capital........................................................    305.5    305.5     711.4
   Retained Earnings......................................................  1,921.5  1,921.5   1,921.5
                                                                           -------- --------  --------
       Total stockholders' equity.........................................  2,228.6  2,228.6   2,634.5
                                                                           -------- --------  --------
Total capitalization...................................................... $3,420.3 $3,692.6  $3,868.5
                                                                           ======== ========  ========

--------
(1)See "Use of Proceeds" for a description of debt to be repaid from the net proceeds of the offering.
(2)Does not include, as of December 31, 2001, 10,023,370 shares issuable upon exercise of outstanding options at a weighted average exercise price of $38.28 per share, 7,113,000 shares of common stock reserved for issuance under the Danaher Corporation 1998 Stock Option Plan, and 6,030,821 shares of common stock issuable upon conversion of our outstanding Liquid Yield Option Notes due 2021.

                                 UNDERWRITING

   Lehman Brothers Inc. and Salomon Smith Barney Inc. are acting as joint book-running managers of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each of the underwriters named in the table below has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the respective number of shares of our common stock shown opposite its name below.


                                                    Number of
                     Underwriter                     Shares
                     -----------                    ---------
                  Lehman Brothers Inc.............. 2,010,000
                  Salomon Smith Barney Inc......... 2,010,000
                  Banc of America Securities LLC...   660,000
                  Bear, Stearns & Co. Inc..........   660,000
                  J.P. Morgan Securities Inc.......   660,000
                                                    ---------
                     Total......................... 6,000,000
                                                    =========

   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the shares if they purchase any of the shares.

   The underwriters, for whom Lehman Brothers Inc. and Salomon Smith Barney Inc. are acting as joint book-running managers, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $1.365 per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.10 per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the joint book-running managers may change the public offering price and the other selling terms.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 900,000 shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

   We have applied to have the shares issued in the offering listed on the NYSE.

   We and certain officers and significant shareholders of the Company have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Lehman Brothers Inc. and Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Lehman Brothers Inc. and Salomon Smith Barney Inc. in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

   The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

                                No Exercise Full Exercise
                      -         ----------- -------------
                      Per share $     2.275  $     2.275
                         Total. $13,650,000  $15,697,500

   In connection with the offering, Lehman Brothers Inc. and Salomon Smith Barney Inc. on behalf of the underwriters may purchase and sell the shares in the open market. These transactions may include short sales, syndicate covering transactions, stabilizing transactions and penalty bids.

   . Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position.

   . Syndicate covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

   . Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

   . Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Lehman Brothers Inc. or Salomon Smith Barney Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

   Any of these activities may have the effect of preventing or retarding a decline on the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue any of them at any time.

   We estimate that our portion of the total expenses of this offering will be approximately $500,000. Certain of the underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

   A prospectus supplement and accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the joint book-running managers on the same basis as other allocations. Other than the prospectus and prospectus supplement in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus, prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

   Purchasers of the shares of our common stock offered by this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

   This prospectus supplement and accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus supplement or prospectus and an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed on for us by Wilmer, Cutler & Pickering, Washington, D.C. Certain legal matters in connection with the offering will be passed upon for the underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

   The consolidated financial statements of Danaher Corporation as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, included in Danaher's Annual Report on Form 10-K filed on March 27, 2001 and incorporated by reference in this prospectus supplement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

PROSPECTUS

                                $1,000,000,000

                              Danaher Corporation

                                Debt Securities
                                Preferred Stock
                                 Common Stock
                                   Warrants
                               Depositary Shares
                           Stock Purchase Contracts
                             Stock Purchase Units

   We will provide the specific terms of the securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

   Our common stock is listed on the New York Stock Exchange under the symbol "DHR".

   Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 -------------

                 The date of this prospectus is March 5, 2002.

                            TABLE OF CONTENTS

                                                                      Page
                                                                      ----
     ABOUT THIS PROSPECTUS...........................................   1
     FORWARD LOOKING INFORMATION.....................................   1
     WHERE YOU CAN FIND MORE INFORMATION.............................   2
     DANAHER CORPORATION.............................................   3
     USE OF PROCEEDS.................................................   4
     RATIO OF EARNINGS TO FIXED CHARGES..............................   5
     DESCRIPTION OF DEBT SECURITIES..................................   5
     DESCRIPTION OF CAPITAL STOCK....................................  20
     DESCRIPTION OF WARRANTS.........................................  22
     DESCRIPTION OF DEPOSITARY SHARES................................  24
     DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS  25
     PLAN OF DISTRIBUTION............................................  26
     LEGAL MATTERS...................................................  28
     EXPERTS.........................................................  28

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000 or the equivalent denominated in foreign currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. The prospectus supplement may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplements. You should read both this prospectus and any prospectus supplement together with additional information under the heading "Where You Can Find More Information."

   You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

   The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

   When used in this prospectus, the terms "Danaher," "we," "our" and "us" refer to Danaher Corporation and its consolidated subsidiaries, unless otherwise specified.

                          FORWARD LOOKING INFORMATION

   This document and the documents incorporated by reference in this document may include "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward looking statements. Those statements are characterized by terminology such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy" and similar expressions. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. These forward looking statements are subject to a number of risks and uncertainties, including but not limited to continuation of our longstanding relationship with major customers, our ability to integrate acquired businesses into our operations and realize planned synergies, the extent to which acquired businesses are able to meet our expectations and operate profitably, changes in regulations (particularly environmental regulations) which could affect demand for products in the Process/Environmental Controls segment and unanticipated developments that could occur with respect to contingencies such as environmental matters and litigation. In addition, we are subject to risks and uncertainties that affect the manufacturing sector generally including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices. Forward looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward looking statements. We disclaim any duty to update any forward looking statements, all of which are expressly qualified by the foregoing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy all or any portion of this information at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 175 W. Jackson Blvd., Suite 900, Chicago, Illinois 60604 and at 233 Broadway, New York, New York 10279, after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

   The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like Danaher, who file electronically with the SEC. The address of that site is www.sec.gov.

   You can also inspect reports, proxy statements and other information about Danaher at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of Danaher, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

   The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that Danaher has previously filed with the SEC. These documents contain important information about Danaher and its finances.

        Danaher SEC Filings (File No. 1-08089)                          Period
        --------------------------------------                          ------
Quarterly Reports on Form 10-Q......................... Quarterly periods ended March 30, 2001,
                                                        June 29, 2001 and September 28, 2001
Current Reports on Form 8-K............................ Filed on January 22, 2001 and August 1,
                                                        2001
Annual Report on Form 10-K............................. Fiscal year ended December 31, 2000
The description of Danaher common stock................ Filed on November 3, 1986 as set forth in its Registration Statement on form 8-B,
including all amendments and reports filed for
the purpose of updating such description

   All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering shall also be deemed to be incorporated herein by reference. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Danaher Corporation
2099 Pennsylvania Avenue, N.W., 12th Floor
Washington, D.C. 20006-1813
Attention: Investor Relations
(202) 828-0850

   Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such document.

                              DANAHER CORPORATION

   Danaher Corporation designs, manufactures and markets industrial and consumer products with strong brand names, proprietary technology and major market positions in two principal segments: Process/Environmental Controls and Tools and Components. For the year ended December 31, 2001, the
Process/Environmental Controls and Tools and Components segments comprised approximately 69% and 31% of net sales, respectively.

   Our Process/Environmental Controls segment consists of Hach Company, the Dr. Bruno Lange Group, McCrometer, Videojet, Fluke Corporation, Fluke Networks, Gilbarco, Veeder-Root Company, the Danaher Industrial Controls Group, the Danaher Motion Control Group (including the General Purpose Systems Division, the Motion Components Division and the Special Purpose Systems Division), the controls business units of Joslyn Corporation and Pacific Scientific, M&M Precision Systems, Danaher Power Solutions, QualiTROL Corporation, Gems Sensors, Kollmorgen Artus, and Kollmorgen Electro-Optical. These companies produce and sell compact, professional electronic test tools; product identification equipment and consumables; retail petroleum automation products; underground storage tank leak detection systems; motion, position, speed, temperature and level instruments and sensing devices; power switches and controls; communication line products; power protection products; liquid flow and quality measuring devices; quality assurance products and systems; safety devices; and electronic and mechanical counting and controlling devices. Our sales personnel and independent representatives distribute these products to original equipment manufacturers, distributors and other end-users.

   Our Tools and Components segment consists of the Danaher Hand Tool Group, including Special Markets, Professional Tool Division and Asian Tool Division, Matco Tools, Jacobs Chuck Manufacturing Company, Delta Consolidated Industries, Jacobs Vehicle Systems Company, Hennessy Industries and the hardware and electrical apparatus lines of Joslyn Manufacturing Company. This segment is one of the largest worldwide producers and distributors of general purpose mechanics' hand tools and automotive specialty tools. These companies also manufacture tool boxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, custom designed headed tools and components, hardware and components for the power generation and transmission industries, high quality precision socket screws, fasteners, and high quality miniature precision parts.

   We manage our two principal business segments with a management philosophy that we call the Danaher Business System. The Danaher Business System is based on the following principles:

   .   continuous improvement, a concept embodied in the Japanese word Kaizen;

   .   management process based on Policy Deployment;

   .   total associate involvement;

   .   performance measured by customer satisfaction; and

   .   enhanced profitability.

   The Danaher Business System approach uses customer satisfaction as a guideline for continuous improvements in quality, delivery, cost and growth within our businesses. We use the Policy Deployment management process to develop one-year operating plans that reflect our long-term strategic objectives and link major strategic objectives with specific support plans throughout the organization. The Danaher Business System's focus on associate involvement includes fostering a team working environment and encouraging personnel development and creativity. We measure our performance by customer satisfaction, gauged by improvements in quality, on-time delivery, cost position and service. Finally, the Danaher Business System focuses on enhancing our profitability to allow for long term growth. We began employing the Danaher Business System in 1988 and created an executive level function to train associates of existing and acquired businesses in 1992.

   Danaher Corporation was incorporated in the State of Delaware on October 3, 1986, and our principal executive offices are located at 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, DC 20006-1813. Our telephone number is
(202) 828-0850.

   For additional information concerning Danaher, please see our Form 10-K and our other filings with the SEC, which are incorporated by reference into this document. See "Where You Can Find More Information."

                                USE OF PROCEEDS

   Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to:

   .   reduction or refinancing of debt or other corporate obligations;

   .   acquisitions;

   .   capital expenditures; and

   .   working capital.

   Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                      RATIO OF EARNINGS TO FIXED CHARGES

   Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

                   Nine Months Ended      Year Ended December 31,
              --------------------------- ------------------------
              September 28, September 29,
                  2001          2000      2000 1999 1998 1997 1996
              ------------- ------------- ---- ---- ---- ---- ----
                   5.2           4.9      5.0x 5.2x 3.3x 5.0x 6.4x

   These ratios include Danaher Corporation and its consolidated subsidiaries. The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges for the periods indicated. For these ratios, earnings consist of net income and fixed charges consist of interest and rent expenses.

                        DESCRIPTION OF DEBT SECURITIES

   This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. As used in this prospectus, "debt securities" means the senior and subordinated debentures, notes, bonds and other evidences of indebtedness that we issue and a trustee authenticates and delivers under the applicable indenture. As used in this "Description of Debt Securities," the terms "Danaher," "we," "our" and "us" refer to Danaher Corporation and do not, unless the context otherwise indicates, include our subsidiaries.

   Our unsecured senior debt securities will be issued under an indenture to be entered into by us and a trustee. The unsecured subordinated debt securities will be issued under a separate indenture to be entered into by us and the same or another trustee. A form of the senior debt indenture is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. A form of the subordinated debt indenture is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. The following summaries of certain provisions of the indentures and the debt securities are not complete and the summaries are subject to the detailed provisions of the applicable indenture. You should refer to the applicable indenture for more specific information. In addition, you should consult the applicable prospectus supplement for particular terms of our debt securities. We refer to the "senior indenture" and the "subordinated indenture" as the "indenture".

   The indentures will not limit the aggregate principal amount of debt securities that we may issue, and will permit us to issue securities from time to time in one or more series. The general provisions of the indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us. However, the senior indenture does restrict us and our subsidiaries from granting certain security interests on certain of our or their property or assets unless the senior debt securities are equally secured. See "--Covenants in the Senior Indenture" below.

   The debt securities will be unsecured obligations of Danaher. We currently conduct substantially all of our operations through subsidiaries, and the holders of debt securities (whether senior or subordinated debt securities) will be effectively subordinated to the creditors of our subsidiaries. This means that creditors of our subsidiaries will have a claim to the assets of our subsidiaries that is superior to the claim of our creditors, including holders of our debt securities.

   The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer:

   .   the title and type of the debt securities;

   . whether the debt securities will be senior or subordinated debt securities, and, with respect to debt securities issued under the subordinated debt indenture, as applicable, that the subordination provisions of the indenture shall apply to the securities of that series or that any different subordination provisions, including different definitions of the terms "senior indebtedness" or "existing subordinated indebtedness," shall apply to securities of that series;

   .   any limit on the aggregate principal amount of the debt securities;

   . the person who will receive interest payments on any debt securities if other than the registered holder;

   .   the price or prices at which we will sell the debt securities;

   .   the maturity date or dates of the debt securities;

   . the rate or rates, which may be fixed or variable, per annum at which the debt securities will bear interest and the date from which such interest will accrue;

   .   the dates on which interest will be payable and the related record dates;

   . whether any index, formula or other method will determine payments of principal, premium or interest and the manner of determining the amount of such payments;

   .   the place or places of payments on the debt securities;

   .   whether the debt securities are redeemable;

   . any redemption dates, prices, obligations and restrictions on the debt securities;

   . any mandatory or optional sinking fund or purchase fund or analogous provisions;

   . the denominations of the debt securities if other than $1,000 or multiples of $1,000;

   . the currency of principal and interest payments if other than U.S. dollars, and the manner of determining the equivalent thereof in U.S. dollars for any purpose under the indenture;

   . if the principal of or any premium or interest on any debt securities of any series is payable, at our election or the election of the holder, in one or more currencies other than that in which such debt securities are stated to be payable, the currency or currencies in which such principal, premium or interest shall be payable and other terms and conditions regarding such payment;

   . the amount that we will pay the holder if the maturity of the debt securities is accelerated, if other than their principal amount;

   . the amount that will be deemed to be the principal amount of the debt securities as of a particular date before maturity if the principal amount payable at the stated maturity date will not be able to be determined on that date;

   . the applicability of the legal defeasance and covenant defeasance provisions in the applicable indenture;

   . if the debt securities will be issued only in the form of one or more book-entry securities, the name of the depositary or its nominee and the circumstances under which the book-entry security may be transferred or exchanged to someone other than the depositary or its nominee;

   .   any provisions granting special rights if certain events happen;

   . any deletions from, changes in or additions to the events of default or the covenants specified in the indenture, or to the right of the trustee or the requisite holders of such securities to declare the principal amount of such securities due and payable;

   . any trustees, authenticating or paying agents, transfer agents, registrars or other agents for the debt securities;

   .   any conversion or exchange features of the debt securities;

   . whether we will issue the debt securities as original issue discount securities for federal income tax purposes;

   .   any special tax implications of the debt securities;

   .   the terms of payment upon acceleration; and

   . any other material terms of the debt securities not inconsistent with the provisions of the indenture.

   Debt securities may bear interest at fixed or floating rates. We may issue our debt securities at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if our debt securities are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to any series of debt securities, including original issue discount debt, will be described in the prospectus supplement in which we offer those debt securities.

   We will have the ability under the indenture to reopen a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of the series. We are also permitted to issue debt securities with the same terms as previously issued debt securities.

   We will comply with Section 14(e) under the Exchange Act and any other tender offer rules under the Exchange Act that may then apply to any obligation we may have to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

Payment and Paying Agents

   Unless the applicable prospectus supplement indicates otherwise, payment of interest on a debt security (other than a bearer debt security) on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest payment.

   Generally, we will pay the principal of, premium, if any, and interest on our registered debt securities either at the office of the paying agent designated by us in the applicable prospectus supplement or, if we elect, we may pay interest by mailing a check to your address as it appears on our register or by wire transfer to an account maintained by the person entitled thereto as specified in the securities register. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

   All moneys paid by us to a paying agent or the trustee, or held, for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, or discharged from trust, and the holder of such debt security shall thereafter, as an unsecured general creditor, look only to us for payment thereof.

Senior Debt Securities

   Senior debt securities will be issued under the senior indenture. Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Subordinated Debt Securities

   Subordinated debt securities will be issued under the subordinated indenture. Subordinated debt securities of a particular series will be subordinate in right of payment, to the extent and in the manner set forth in the indenture and the prospectus supplement relating to those subordinated debt securities, to the prior payment of all of our indebtedness that is designated as senior indebtedness with respect to that series. The definition of senior indebtedness will include, among other things, senior debt securities and will be specifically set forth in that prospectus supplement.

   Upon any payment or distribution of our assets to creditors or upon our total or partial liquidation or dissolution or in a bankruptcy, receivership, or similar proceeding relating to us or our property, holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before holders of subordinated debt securities will be entitled to receive any payment with respect to the subordinated debt securities and, until the senior indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled (other than securities of Danaher or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at the least to the extent provided pursuant to these subordination provisions, to the payment of all senior indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment) will be made to the holders of senior indebtedness, all as described in the applicable prospectus supplement. In the event of any such proceeding, after payment in full of all sums owing with respect to senior indebtedness, the holders of subordinated debt securities, together with the holders of any of our obligations ranking on a parity with the subordinated debt securities, will be entitled to be paid from our remaining assets the amounts then due and owing with respect to such subordinated debt securities and other obligations, before any payments or distributions will be made on account of any of our capital stock or other obligations ranking junior to such subordinated debt securities and other obligations.

   If we default in the payment of any principal of, premium, if any, or interest on any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, upon written notice of such default to us by the holders of senior indebtedness or any trustee therefor, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment shall be made or agreed to be made on account of the principal, premium, if any, or interest on any of the subordinated debt securities, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the subordinated debt securities.

   By reason of this subordination, in the event of insolvency, our creditors who are holders of senior indebtedness or holders of any indebtedness or preferred stock of our subsidiaries, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Events of Default

   Except as may be provided otherwise in a prospectus supplement, any of the following events will constitute an event of default for a series of debt securities under the indenture:

   . failure to pay interest on our debt securities of that series for thirty days past the applicable due date;

   . failure to pay principal of, or premium, if any, on our debt securities of that series when due (whether at maturity, upon acceleration or otherwise);

   . failure to deposit any sinking fund payment on debt securities of that series when due;

   . failure to perform, or breach of, any other covenant, agreement or warranty for the benefit of the holders of the security in the indenture, other than a covenant, agreement or warranty a default in whose performance or breach is dealt with elsewhere in the indenture, or which is included in the indenture solely for the benefit of a different series of our debt securities, which continues for 90 days after written notice from the trustee or holders of 25% of the outstanding principal amount of the debt securities of that series as provided in the indenture;

   . specified events relating to our bankruptcy, insolvency or reorganization; and

   . any other event of default provided with respect to debt securities of that series pursuant to the applicable supplement.

   An event of default with respect to one series of debt securities is not necessarily an event of default for another series.

   If there is an event of default with respect to a series of our debt securities, which continues for the requisite amount of time, either the trustee or holders of at least 25% of the aggregate principal amount outstanding of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately, except that if an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the applicable indenture, then the principal of and interest on the debt securities shall become due and payable immediately without any act by the trustee or any holder of debt securities. If the securities were issued at an original issue discount, less than the stated principal amount may become payable. However, at any time after an acceleration with respect to debt securities of any series has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration.

   The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive any past default or event of default and its consequences for that series, except (1) a default in the payment of the principal, premium, or interest with respect to those debt securities or (2) a default with respect to a provision of the applicable indenture that cannot be amended without the consent of each holder affected by the amendment. In case of a waiver of a default, that default shall cease to exist, and any event of default arising from that default shall be deemed to have been cured for all purposes. The holders of a majority in aggregate principal amount outstanding of the debt securities of any series may also, on behalf of the holders of all debt securities of that series, waive, with respect to that series, our compliance with certain restrictive covenants in the applicable indenture.

   If any event which is, or after notice or lapse of time or both would become, an event of default (collectively referred to in this paragraph as a default) occurs and is continuing with respect to debt securities of a particular series and if it is known to any specified responsible officer of the trustee, the trustee will mail to each holder of such debt securities notice of such default within 90 days after it occurs or, if later, after the trustee obtains knowledge of such default. Except in the case of default in the payment of principal, premium, or interest with respect to the debt securities of that series or in the making of any sinking fund payment with respect to the debt securities of that series, the trustee may withhold such notice if and so long as the corporate trust committee or a committee of specified responsible officers of the trustee in good faith determines that withholding the notice is in the interests of the holders of such debt securities.

   A holder may institute a suit against us for enforcement of such holder's rights under the applicable indenture, for the appointment of a receiver or trustee, or for any other remedy only if the following conditions are satisfied:

   . the holder gives the trustee written notice of a continuing event of default with respect to a series of our debt securities held by that holder;

   . holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series make a request, in writing, and offer reasonable indemnity, to the trustee for the trustee to institute the requested proceeding;

   . the trustee does not receive direction contrary to the holder's request from holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days following such notice, request and offer of indemnity under the terms of the applicable indenture; and

   . the trustee does not institute the requested proceeding within 60 days following such notice.

   The indentures will require us every year to deliver to the trustee a statement as to performance of our obligations under the indentures and as to any defaults.

   A default in the payment of any of our debt securities, or a default with respect to our debt securities that causes them to be accelerated, may give rise to a cross-default under our other indebtedness.

Satisfaction and Discharge of the Indentures

   An indenture will generally cease to be of any further effect with respect to a series of debt securities if:

   . we have delivered to the applicable trustee for cancellation all debt securities of that series (with certain limited exceptions); or

   . all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee, and in any such case we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all of the principal, premium and interest due with respect to those debt securities;

and if, in either case, we also pay or cause to be paid all other sums payable under the applicable indenture by us and deliver to the trustee an officer's certificate and opinion of counsel stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

Legal Defeasance And Covenant Defeasance

   Any series of our debt securities may be subject to the defeasance and discharge provisions of the applicable indenture if so specified in the applicable prospectus supplement. If those provisions are applicable, we may elect either:

   . legal defeasance, which will permit us to defease and be discharged from, subject to limitations, all of our obligations with respect to those debt securities, including any subordination provisions; or

   . covenant defeasance, which will permit us to be released from our obligations to comply with certain covenants relating to those debt securities as described in the applicable prospectus supplement, which may include obligations concerning subordination of our subordinated debt securities.

   If we exercise our legal defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default related to the specified covenants.

   Unless otherwise provided in the applicable prospectus supplement, we may invoke legal defeasance or covenant defeasance with respect to any series of our debt securities only if:

   . with respect to debt securities denominated in U.S. dollars, we irrevocably deposit with the trustee, in trust, an amount in U.S. dollars, U.S. government obligations (taking into account payment of principal and interest thereon in accordance with their terms) or a combination thereof which will provide money in an amount sufficient to pay, when due upon maturity or redemption, as the case may be, the principal of, premium, if any, and interest on those debt securities;

   . with respect to debt securities denominated in a currency other than U.S. dollars, we irrevocably deposit with the trustee, in trust, an amount in such currency, obligations of the foreign government that issued such currency (taking into account payment of principal and interest thereon in accordance with their terms) or a combination thereof which will provide money in an amount sufficient to pay, when due upon maturity or redemption, as the case may be, the principal of, premium, if any, and interest on those debt securities;

   . we deliver to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations or foreign government obligations, as applicable, plus any deposited money

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

       will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, and interest when due with respect to all the debt securities of that series to maturity or redemption, as the case may be;

   . no event which is, or after notice or lapse of time would become, an event of default under the indenture shall have occurred and be continuing at the time of such deposit or, with regard to any default relating to our bankruptcy, insolvency or reorganization, at any time on or prior to the 90th day after such deposit;

   . the deposit does not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all securities under the indenture are in default within the meaning of such Act);

   .   the deposit is not a default under any other agreement binding on us;

   . such deposit will not result in the trust arising from such deposit constituting an investment company under the Investment Company Act of 1940, as amended, unless such trust is registered under, or exempt from, such Act;

   . we deliver to the trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance;

   . if the securities are to be redeemed prior to the stated maturity (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given or provision for such notice satisfactory to the trustee shall have been made;

   . with respect to any series of subordinated debt securities, at the time of such deposit, (1) no default in the payment of principal, premium or interest with respect to any senior indebtedness shall have occurred and be continuing, (2) no event of default shall have resulted in any senior indebtedness becoming, and continuing to be, due and payable prior to the date it would otherwise have become due and payable (unless payment of such senior indebtedness has been provided for), and (3) no other event of default shall have occurred and be continuing which permits the holders thereof to declare such indebtedness due and payable prior to the date it would otherwise have become due and payable; and

   . we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities of that series as contemplated by the applicable indenture have been complied with.

Modification and Waiver

   We and the trustee may enter into supplemental indentures for the purpose of modifying or amending an indenture with the consent of holders of at least a majority in aggregate principal amount of each series of our outstanding debt securities affected. However, unless otherwise provided in the applicable prospectus supplement, the consent of all of the holders of our debt securities that are affected thereby is required for any of the following modifications or amendments:

   . to reduce the percentage in principal amount of debt securities of any series whose holders must consent to a supplemental indenture, or consent to any waiver of compliance with certain provisions of the indenture, or consent to certain defaults under the indenture, in each case as provided for in the indenture;

   . to reduce the rate of or extend the time for payment of interest on any debt security or reduce the amount of any interest payment to be made with respect to any debt security;

   . to reduce the principal of or change the stated maturity of principal of, or any installment of principal of or interest on, any debt security or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of maturity;

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

   .   to reduce the premium payable upon the redemption of any debt security;

   . to make any debt security, or any premium or interest thereon, payable in a currency other than that stated in that debt security;

   . to change any place of payment where any debt security or any premium or interest thereon is payable;

   . to modify the subordination provisions of our subordinated debt securities in a manner adverse to holders of such debt securities;

   . to change the right to convert any debt security in accordance with its terms;

   . to impair the right to bring a lawsuit for the enforcement of any payment on or after the stated maturity of any debt security (or in the case of redemption, on or after the date fixed for redemption);

   . to modify the provisions of the indenture with respect to subordination of debt securities in a manner adverse to any registered holder of a debt security; or

   . generally, to modify any of the above provisions of the indenture or any provisions providing for the waiver of past defaults or waiver of compliance with certain covenants, except to increase the percentage in principal amount of debt securities of any series whose holders must consent to an amendment or waiver, as applicable, or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected by the modification or waiver.

   In addition, we and the trustee with respect to an indenture may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes (in addition to any other purposes specified in an applicable prospectus supplement):

   . to evidence that another person has become our successor and that the successor assumes our covenants, agreements, and obligations in the indenture and in the debt securities;

   . to surrender any of our rights or powers under the indenture, or to add to our covenants further covenants for the protection of the holders of all or any series of debt securities;

   . to add any additional events of default for the benefit of the holders of all or any series of debt securities;

   . to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision in the indenture, or to make other provisions in regard to matters or questions arising under the indenture, in each case to the extent such action does not adversely affect the interests of any holders of debt securities of any series in any material respect;

   . to add to or change any of the provisions of the indenture as necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

   .   to secure the debt securities;

   . to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as the addition, change, or elimination not otherwise permitted under the indenture will (1) neither apply to any debt security of any series created before the execution of the supplemental indenture and entitled to the benefit of that provision nor modify the rights of the holders of that debt security with respect to that provision or (2) become effective only when there is none of that debt security outstanding;

   . to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as necessary to provide for the administration of the indenture by more than one trustee;

   . with respect to the subordinated indenture, to add to, change or eliminate any of the subordination provisions in the indenture or change the definition of "senior indebtedness" in respect of one or more series of debt securities, provided that any such addition, change or elimination does not adversely affect the interests of the holders of outstanding debt securities in any material respect;

   . to establish the form or terms of debt securities and coupons of any series; and

   . to make provisions with respect to the conversion rights of holders, including providing for the conversion of debt securities of any series into any security or securities of ours.

Certain Covenants

   In addition to such other covenants, if any, as may be described in the accompanying prospectus supplement and except as may be otherwise set forth in the accompanying prospectus supplement, the indenture will require us, subject to certain limitations described therein, to, among other things, do the following:

   . deliver to the trustee all information, documents and reports required to be filed by us with the SEC under Section 13 or 15(d) of the Exchange Act, within 15 days after the same is filed with the SEC;

   . deliver to the trustee annual officers' certificates with respect to our compliance with our obligations under the indenture;

   . maintain the existence, rights and franchises of us and our significant subsidiaries, except to the extent our board of directors determines that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not adverse in any material respect to the holders of the debt securities; and

   . pay, and cause our significant subsidiaries to pay, our and their taxes, assessments and government levies when due, except to the extent the same is being contested in good faith by appropriate proceedings.

Covenants in the Senior Indenture

   You can find the definitions of certain terms used in this description under the subheading "Certain Definitions."

                          Limitation on Secured Debt

   Unless otherwise provided in the applicable prospectus supplement, we will not, and will not permit any Subsidiary to, create, assume, or guarantee any Secured Debt without making effective provision for securing the senior debt secrities equally and ratably with such Secured Debt. This covenant does not apply to debt secured by:

   . purchase money mortgages created to secure payment for the acquisition or construction of any property including, but not limited to, any indebtedness incurred by us or a Subsidiary prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which indebtedness is incurred for the purpose of financing all or any part of the purchase price of such property or construction or improvements on such property;

   . mortgages, pledges, liens, security interest or encumbrances (collectively referred to as security interests) on property, or any conditional sales agreement or any title retention with respect to property, existing at the time of acquisition thereof, whether or not assumed by us or a Subsidiary;

   . security interests on property or shares of capital stock or indebtedness of any corporation or firm existing at the time such corporation or firm becomes a Subsidiary;

   . security interests in property or shares of capital stock or indebtedness of a corporation existing at the time such corporation is merged into or consolidated with us or a Subsidiary or at the time of a sale, lease, or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to us or a Subsidiary, provided that no such security interests shall extend to any other Principal Property of ours or such Subsidiary prior to such acquisition or to other Principal Property thereafter acquired other than additions or improvements to the acquired property;

   . security interests on our property or property of a Subsidiary in favor of the United States of America or any state thereof, or in favor of any other country, or any department, agency, instrumentality or political subdivision thereof (including, without limitation, security interests to secure indebtedness of the pollution control or industrial revenue type) in order to permit us or any Subsidiary to perform a contract or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price for the cost of constructing or improving the property subject to such security interests or which is required by law or regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license;

   . security interests on any property or assets of any Subsidiary to secure indebtedness owing by it to us or to another Subsidiary;

   . any mechanics', materialmen's, carriers' or other similar lien arising in the ordinary course of business, including construction of facilities, in respect of obligations which are not yet due or which are being contested in good faith;

   . any security interest for taxes, assessments or government charges or levies not yet delinquent, or already delinquent, but the validity of which is being contested in good faith;

   . any security interest arising in connection with legal proceedings being contested in good faith, including any judgment lien so long as execution thereof is being stayed;

   . landlords' liens on fixtures located on premises leased by us or a Subsidiary in the ordinary course of business; or

   . any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part, of any security interest referred to in the foregoing bullets.

                 Limitation on Sale and Leaseback Transactions

   The indenture provides that we will not, and will not permit any Subsidiary to, enter any lease longer than three years (excluding leases of newly acquired, improved or constructed property) covering any Principal Property of ours or any Subsidiary that is sold to any other person in connection with such lease (a Sale and Leaseback Transaction), unless either:

   . we or such Subsidiary would be entitled, without equally and ratably securing the senior debt securities, to incur Indebtedness secured by a mortgage on the Principal Property leased pursuant to any of the bullets referenced above under "--Limitation on Secured Debt," or

   . an amount equal to the value of the Principal Property so leased is applied to the retirement, within 120 days of the effective date of such arrangement, of indebtedness for borrowed money incurred or assumed by us or a Subsidiary which is recorded as Funded Debt as shown on our most recent consolidated balance sheet and which in the case of such Indebtedness of ours, is not subordinate and junior in right of payment to the prior payment of the senior debt securities.

                             Exempted Indebtedness

   Notwithstanding the limitations on Secured Debt and Sale and Leaseback Transactions described above, we and any one or more Subsidiaries may, without securing the senior debt securities, issue, assume, or guarantee Secured Debt or enter into any Sale and Leaseback Transaction which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of such Secured Debt then outstanding (not including Secured Debt permitted under the foregoing exceptions) and the Attributable Debt of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions described in either bullet of the preceding paragraph, at such time does not exceed 15% of Consolidated Net Assets.

                              Certain Definitions

   Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a complete definition of these terms, as well as any other capitalized terms used herein for which no definition is provided. Unless otherwise provided in the applicable prospectus supplement, the following terms will mean as follows for purposes of covenants that may be applicable to any particular series of senior debt securities.

   The term "Attributable Debt," in respect of a Sale and Leaseback Transaction, means, as of any particular time, the present value (discounted at the rate of interest implicit in the lease involved in such Sale and Leaseback Transaction, as determined in good faith by us) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

   The term "Consolidated Assets" means the aggregate of all assets of us and our Subsidiaries (including the value of all existing Sale and Leaseback Transactions and any assets resulting from the capitalization of other long-term lease obligations in accordance with generally accepted accounting principles (GAAP)), appearing on the most recent available consolidated balance sheet of us and our Subsidiaries at their net book values, after deducting related depreciation, amortization and other valuation reserves, all prepared in accordance with GAAP.

   The term "Consolidated Current Liabilities" means the aggregate of the current liabilities of us and our Subsidiaries appearing on the most recent available consolidated balance sheet of us and our Subsidiaries, all in accordance with GAAP. In no event shall Consolidated Current Liabilities include any obligation of us and our Subsidiaries issued under a revolving credit or similar agreement if the obligation issued under such agreement matures by its terms within twelve months from the date thereof but by the terms of such agreement such obligation may be renewed or extended or the amount thereof reborrowed or refunded at our option or the option of any Subsidiary for a term in excess of twelve months from the date of determination.

   The term "Consolidated Net Assets" means Consolidated Assets after deduction of Consolidated Current Liabilities.

   The term "Funded Debt" means all indebtedness for money borrowed having a maturity of more than twelve months from the date of the most recent consolidated balance sheet of us and our Subsidiaries or renewable and extendable beyond twelve months at the option of the borrower and all obligations in respect of lease rentals which under GAAP would be shown on our consolidated balance sheet as a liability item other than a current liability; provided, however, that Funded Debt shall not include any of the foregoing to the extent that such indebtedness or obligations are not required by GAAP to be shown on our balance sheet.

   The term "Principal Property" means any manufacturing plant, warehouse, office building or parcel of real property (including fixtures but excluding leases and other contract rights which might otherwise be deemed real property) owned by us or any Subsidiary, whether owned on the date of the indenture or thereafter, provided each such plant, warehouse, office building or parcel of real property has a gross book value (without deduction for any depreciation reserves) at the date as of which the determination is being made of in excess of two percent of the Consolidated Net Assets of us and our Subsidiaries, other than any such plant, warehouse, office building or parcel of real property or portion thereof which, in the opinion of our board of directors (evidenced by a certified board resolution delivered to the trustee), is not of material importance to the business conducted by us and our Subsidiaries taken as a whole.

   The term "Secured Debt" means Indebtedness for borrowed money and any Funded Debt which, in each case, is secured by a security interest in:

   .   any Principal Property, or

   .   any shares of capital stock or Indebtedness of any Subsidiary.

   The term "Subsidiary" means any corporation or other entity (including, without limitation, partnerships, joint ventures and associations) of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation or other entity (irrespective of whether or not at the time the stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any such contingency) is at the time directly or indirectly owned by Danaher, or by one or more Subsidiaries of Danaher, or by Danaher and one or more other Subsidiaries.

Consolidation, Merger and Sale of Assets

   Unless otherwise provided in the applicable prospectus supplement, our indentures prohibit us from consolidating with or merging into another business entity, or conveying, transferring or leasing our properties and assets substantially as an entirety to any business entity, unless:

   . the surviving or acquiring entity is a U.S. corporation, limited liability company, partnership or trust, and it expressly assumes our obligations with respect to outstanding debt securities by executing a supplemental indenture;

   . immediately after giving effect to the transaction, no event of default, or event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

   . we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the indenture and all conditions precedent relating to such transaction have been complied with.

Conversion Rights

   We will describe the terms upon which debt securities may be convertible into our common stock or other securities in a prospectus supplement. These terms will include the type of securities the debt securities are convertible into, the conversion price or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at our option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion. They may also include provisions adjusting the number of shares of our common stock or other securities issuable upon conversion.

Denomination, Form, Registration and Transfer

   Normally, we will denominate and make payments on debt securities in U.S. dollars. If we issue debt securities denominated, or with payments, in a foreign or composite currency, a prospectus supplement will specify the currency or composite currency. Except as may be provided otherwise in the applicable prospectus supplement, we will issue registered securities in denominations of $1,000 or integral multiples of $1,000.

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

   We may from time to time issue debt securities as registered securities. This means that holders will be entitled to receive certificates representing the debt securities registered in their name. You can transfer or exchange debt securities in registered form without service charge, but we may require that you pay the amount of any applicable tax or other governmental charge. You can make this transfer or exchange at the trustee's corporate trust office or at any other office we maintain for such purposes. If we elect to or are required to redeem debt securities of a particular series in part, we will not be required to:

   . issue, register the transfer of or exchange any debt securities of that series for a period of 15 days before the first mailing of the notice of redemption or exchange; or

   . register the transfer of or exchange any security selected for redemption, in whole or in part, except the unredeemed portion of any security being redeemed in part.

   As a general rule, however, we will issue debt securities in book-entry form. This means that one or more permanent global certificates registered in the name of a depositary, or a nominee of the depositary, will represent the debt securities. Each global security will be issued in the denomination of the aggregate principal amount of securities that it represents. Unless and until it is exchanged in whole or in part for debt securities that are in definitive registered form as permitted under the indenture, a global security may not be transferred or exchanged except as a whole to the depositary, another nominee of the depositary, or a successor of the depositary or its nominee. The applicable prospectus supplement will describe this concept more fully.

   The specific material terms of the depositary arrangement with respect to any portion of a series of our debt securities that will be represented by a global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to our depositary arrangements.

   Upon the issuance of any global security, and its deposit with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of our debt securities represented by the global security to the accounts of participating institutions that have accounts with the depositary or its nominee. The underwriters or agents engaging in the distribution of our debt securities, or we, if we are offering and selling our debt securities directly, will designate the accounts to be credited. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of our securities receive physical certificates, which may impair a holder's ability to transfer its beneficial interests in global securities.

   While the depositary or its nominee is the registered owner of a global security, the depositary or its nominee will be considered the sole owner of all of our debt securities represented by the global security for all purposes under the indentures. Generally, if a holder owns beneficial interests in a global security, that holder will not be entitled to have our debt securities registered in that holder's own name, and that holder will not be entitled to receive a certificate representing that holder's ownership. Accordingly, if a holder owns a beneficial interest in a global security, the holder must rely on the depositary and, if applicable, the participating institution of which that holder is a client to exercise the rights of that holder under the applicable indenture.

   The depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the indentures. We understand that, according to existing industry practices, if we request any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

   Generally, we will make payments on our debt securities represented by a global security directly to the depositary or its nominee. It is our understanding that the depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. We also expect that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in street names, and will be the responsibility of the participating institutions. Neither we nor the trustee, nor our respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

   Generally, unless otherwise specified in the applicable supplemental indenture, a global security may be exchanged for certificated debt securities only in the following instances:

   . the depositary notifies us that it is unwilling or unable to continue as depositary, or it ceases to be a registered clearing agency under the Securities Exchange Act of 1934, as amended, if required to be so registered by law; or

   . there shall have occurred and be continuing an event of default with respect to such global security.

   The following is based on information furnished to us:

   Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company (DTC) will act as depositary for securities issued in the form of global securities. Global securities will be issued only as fully-registered securities registered in the name of Cede & Co., which is DTC's nominee. One or more fully-registered global securities will be issued for these securities representing in the aggregate the total number of these securities, and will be deposited with or on behalf of DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of each security, commonly referred to as the beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in these securities, except if use of the book-entry system for such securities is discontinued.

   DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping accounts of their holdings on behalf of their customers. Conveyance of notices and other communications by

DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Any redemption notices need to be sent to DTC. If less than all of the securities of a series or class are being redeemed, DTC's practice is to determine by lot the amount to be redeemed from each participant.

   Although voting with respect to securities issued in the form of global securities is limited to the holders of record, when a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of the securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date, identified in a listing attached to the omnibus proxy.

   Payments in respect of securities issued in the form of global securities will be made by the issuer of such securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or the issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.
   DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to the issuer of such securities. If a successor depositary is not obtained, individual security certificates representing such securities are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. We have no responsibility for the performance by DTC or its participants of their obligations as described in this prospectus or under the rules and procedures governing their operations.

   Debt securities may be issued as registered securities (which will be registered as to principal and interest in the register maintained by the registrar for those senior debt securities) or bearer securities (which will be transferable only by delivery). If debt securities are issuable as bearer securities, certain special limitations and considerations will apply, as set forth in the applicable prospectus supplement.

Our Debt Trustee

   Unless stated in the applicable prospectus supplement, (i) the trustee may also be the trustee under any other indenture for debt securities and (ii) any trustee or its affiliates may lend money to us, and may from time to time have lender or other business arrangements with us. If and when the trustee becomes a creditor of ours, the trustee will be subject to the provisions of the Trust Indenture Act regarding the collection of claims against us. The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the trustee must resign.

Governing Law

   The indentures and the debt securities will be governed by the laws of the State of New York.

                         DESCRIPTION OF CAPITAL STOCK

General

   The following summary description of our capital stock is based on the provisions of the Delaware General Corporation Law and our certificate of incorporation, as amended, and bylaws. This description does not purport to be complete and is qualified in its entirety by reference to the terms of the certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

   Our authorized capital stock consists of 300,000,000 shares of common stock, par value $.01 per share, and 15,000,000 shares of preferred stock, without par value. As of January 25, 2002, we had 143,440,997 shares of our common stock outstanding and no shares of preferred stock outstanding. The holders of a majority of voting stock may increase or decrease the number of authorized shares of any class.

Common Stock

   Each stockholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to the stockholders for their vote. Holders of our common stock do not have cumulative voting rights. As a result, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. After satisfaction of the divided rights of holders of preferred stock, holders of common stock are entitled ratably to any dividend declared by the board of directors out of funds legally available for this purpose. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no redemption or conversion rights, no sinking fund provisions and no preemptive right to subscribe for or purchase additional shares of any class of our capital stock. The outstanding shares of our common stock are fully paid and nonassessable, and any shares of common stock issued in an offering pursuant to this prospectus and any shares of common stock issuable upon the exercise of common stock warrants or conversion or exchange of debt securities which are convertible into or exchangeable for our common stock, or in connection with the obligations of a holder of stock purchase contracts to purchase our common stock, when issued in accordance with their terms will be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

   This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designation as well as our certificate of incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

   Our board of directors has been authorized to provide for the issuance of up to 15,000,000 shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

   .   the designation of the series;

   .   the number of shares within the series;

   . whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

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

   . the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

   . whether interests in the shares of preferred stock will be represented by depositary shares as more fully described below under "Description of Depositary Shares";

   . whether the shares are redeemable, the redemption price and the terms of redemption;

   . the amount payable to you for each share you own if we dissolve or liquidate;

   . whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

   . any restrictions on issuance of shares in the same series or any other series;

   .   voting rights applicable to the series of preferred stock; and

   . any other rights, priorities, preferences, restrictions or limitations of such series.

   Your rights with respect to your shares of preferred stock will be subordinate to the rights of our general creditors. Shares of our preferred stock that we issue in accordance with their terms will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.

   Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Limitation on Directors' Liability

   Our certificate of incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

   . for any breach of the director's duty of loyalty to us or our stockholders;

   . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

   . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

   . for any transaction from which the director derived an improper personal benefit.

   The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Section 203 of the Delaware General Corporation Law

   Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as us, and an interested stockholder. An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term business combination is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

This prohibition is effective unless:

   . the business combination is approved by the corporation's board of directors prior to the time the interested stockholder becomes an interested stockholder;

   . the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

   . the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

   In general, the prohibitions do not apply to business combinations with persons who were stockholders before we became subject to Section 203.

Special Charter Provisions

   Our certificate of incorporation divides our board of directors into three classes of directors serving staggered, three-year terms. Vacancies, and newly-created directorships resulting from any increase in the size of our board, must be filled by our board, even if the directors then on the board do not constitute a quorum or only one director is left in office. These provisions, together with the provisions of Section 203 of the Delaware General Corporation Law, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirors from making an offer to our stockholders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock in connection therewith. This could be the case notwithstanding that a majority of our stockholders might benefit from such a change in control or offer.

Transfer Agent and Registrar

   SunTrust Bank serves as the registrar and transfer agent for the common stock.

Stock Exchange Listing

   Our common stock is listed on the New York Stock Exchange under the trading symbol "DHR".

                            DESCRIPTION OF WARRANTS

General

   We may issue warrants to purchase our debt or equity securities. We may issue warrants independently or together with any offered securities and the warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

   The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

   .   the title of the warrants;

   . the designation, amount and terms of the securities for which the warrants are exercisable;

   . the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

   .   the price or prices at which the warrants will be issued;

   .   the aggregate number of warrants;

   . any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

   . the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

   . if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

   . if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

   . any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

   . the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire;

   .   the currency or currencies in which the stock warrants are exercisable;

   .   the terms of any mandatory or optional redemption or call provisions;

   .   the identity of the warrant agent;

   . if applicable, the maximum or minimum number of warrants which may be exercised at any time; and

   .   information with respect to book-entry procedures, if any.

Exercise of Warrants

   Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants. After the close of business on the expiration date, unexercised warrants will become void.

   Warrants may be exercised as set forth in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities which the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificates, we will issue a new warrant certificate for the remaining warrants.

   Until the exercise of their warrants for debt or equity securities, holders of warrants will not have rights as a holder of the debt or equity securities, as the case may be, by virtue of such holder's ownership of warrants.

                       DESCRIPTION OF DEPOSITARY SHARES

General

   We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the Bank Depositary). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

   We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

   If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

   If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

   Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder's depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

   Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

   The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

   Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

   The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. The successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

                  DESCRIPTION OF THE STOCK PURCHASE CONTRACTS
                           AND STOCK PURCHASE UNITS

   We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are is sued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the securities under the stock purchase contracts, which we refer to herein as stock purchase units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

   The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

                             PLAN OF DISTRIBUTION

General

   We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including to our affiliates and stockholders in a rights offering, (3) through agents, or (4) through a combination of any of these methods. The applicable prospectus supplement will include the following information:

      .   the terms of the offering;

      .   the names of any underwriters or agents;

      .   the name or names of any managing underwriter or underwriters;

      .   the purchase price or initial public offering price of the securities;

      .   the net proceeds from the sale of the securities;

      .   any delayed delivery arrangements;

      . any underwriting discounts, commissions and other items constituting underwriters' compensation;

      .   any discounts or concessions allowed or reallowed or paid to dealers;
          and

      .   any commissions paid to agents.

   The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions either:

      .   at a fixed price or prices, which may be changed;

      .   at market prices prevailing at the time of sale;

      .   at prices relating to such prevailing market prices; or

      .   at negotiated prices.

Sale through Underwriters or Dealers

   If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

   During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

   Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

   If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

   We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

   We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Remarketing Arrangements

   Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

   If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

   We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

                                 LEGAL MATTERS

   Wilmer, Cutler & Pickering, Washington, D.C., will pass upon the validity of our debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts and stock purchase units.

                                    EXPERTS

   The consolidated financial statements of Danaher as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, included in Danaher's Annual Report on Form 10-K filed on March 27, 2001 and incorporated by reference in this document, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

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                               6,000,000 Shares

[LOGO] DANAHER CORPORATION

                                 Common Stock

                                 -------------

                  P R O S P E C T U S    S U P P L E M E N T

                                 March 6, 2002

                                 -------------

                          Joint Book-Running Managers

                                Lehman Brothers

                             Salomon Smith Barney

                                 -------------


                        Banc of America Securities LLC

                           Bear, Stearns & Co. Inc.

                                   JPMorgan

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